UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material under §240.14a-12

Homeland Energy Solutions, LLC
(Name of Registrant as Specified In Its Charter

Walter Wendland
(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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Additional Soliciting Materials

On February 19, 2013, Homeland Energy Solutions, LLC (the "Company") filed a Definitive Proxy Statement for the Company's 2013 Annual Meeting to be held on Thursday, April 4, 2013 (the "Proxy Statement"). The Proxy Statement includes a proposal for the election of three directors at the Company's 2013 Annual Meeting. One of the nominees who is running for election at the 2013 Annual Meeting, Mr. Walter Wendland, plans to send a brochure to each of the Company's members on or about March 1, 2013. The brochure is set out in the attached exhibit.

WALTER WENDLAND

A lifelong farmer in northeast Iowa, I feel blessed to couple my agricultural pursuits with entrepreneurial enterprises and manufacturing management to develop a broad knowledge of the agricultural industry, skills as a supervisor and manager, and an ability to look for unique ways of improving efficiency and profitability.

- 20 years as owner of a business selling grain byproducts for livestock feed and nutrients
- 10 years as a metal fabrication supervisor
- 10 years as manager/partner for an 800-cow dairy
- 10 years as president/CEO of Golden Grain Energy
- 5 years as president/CEO of Homeland Energy Solutions

I have been active in guiding the ethanol industry on local, state, and national levels. I am a member of the Executive Committee and treasurer of the **National Renewable Fuels Association**. I am also past President of the **Iowa Renewable Fuels Association**, and serve on the boards of directors for Renewable Products Marketing Group and Guardian Energy, as well as an advisory board for ERI, a captive insurance company covering more than 50 ethanol plants, and I serve as a delegate to the **U.S. Grains Council**.

I want to continue to put this experience to work for Homeland Energy Solutions and its members.

Walter Wendland
2260 Country Club Drive
Mason City, IA 50401

LOCAL VALUES GLOBAL VIEW

HOMELAND ENERGY SOLUTIONS

IS YOUR LOCAL COMPANY THAT REACHES A WORLDWIDE MARKET.

ITS LEADERSHIP SHOULD REFLECT THAT. VOTE FOR

WALTER WENDLAND

ANNUAL MEETING
APRIL 4
NEW HAMPTON, IA

It Only Makes Sense To Put Experience & Values Together

I have been involved in agriculture my entire life and grew up just 6 miles from the site of Homeland Energy Solutions on land my son farms today. But my 11 years of experience in the ethanol industry, including roles in the leadership of the Iowa Renewable Fuels Association and the nationwide RFA have given me an insight that expands well beyond Iowa's borders to the global environment in which Homeland Energy Solutions exists.

The key to the future is in growing the market for ethanol, not just through the RFS that forces oil companies to blend our product into gasoline, but by marketing ethanol around the world. It is with that goal in mind that I have urged the U.S. Grains Council to work with the ethanol industry on a global level. I will continue that commitment as I move toward the position of president of the RFA in coming years.

It is my Iowa values that have positioned me to take on these leadership roles, and these global experiences that I can leverage to the advantage of ethanol investors and Iowa's farmers.

For the last 5 years, you, as members in Homeland Energy Solutions, have trusted me to lead your company as President and CEO.

Since 2008, Homeland Energy Solutions has ...

- **Processed more than 170 million bushels of corn into approximately 500 million gallons of ethanol, with net profits averaging nearly $18 million per year**
- **Paid off $92 million in long-term debt, placing the company in a strong financial position to weather the uncertainties of today's ethanol market**
- **Returned more than $25 million to the company's owner/members in distributions**

While my role as President and CEO is limited to a year-by-year contract and is a non-voting position, my commitment to the company's success extends well beyond those limitations. As a director on the board, I would be able to continue to provide my input and vote based on industry-wide experience and understanding of the national and global pressures and opportunities within the ethanol industry.

As a member with you in Homeland, whose family continues to farm land near the plant and deliver corn that we transform into ethanol and opportunities, I hope to continue to give my time and talent in guiding the company into the future. Ultimately, that decision is up to you. As in all elections, it is very important for all the shareholders to exercise their right to vote. I would appreciate your support.

Sincerely,

Walter Wendland

My career and commitment are devoted to the success of Ethanol, Homeland Energy Solutions, and Northeast Iowa's Farmers.